BlackRock Massachusetts Tax-Exempt Trust (the, “Registrant”)

77(I)
Terms of new or amended securities

A copy of (i) the Registrant's Amendment to the Certificate of Designation Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares filed with the Secretary of the Commonwealth of Massachusetts on April 23, 2013 (the "Certificate of Amendment") and (ii) the Amendment to the Notice of Special Rate Period for the Registrant’s Series W-7 Variable Rate Demand Preferred Shares, dated April 23, 2013 and filed with the Registrant's books and records (the "Amendment to the Notice of Special Rate Period") are attached under sub-item 77Q1(a).

The Certificate of Amendment contains a description of amendments to the Registrant's Certificate of Designation Establishing and Fixing the Rights and Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares. The Amendment to the Notice of Special Rate Period contains a description of amendments to the terms of the Series W-7 Variable Rate Demand Preferred Shares that is applicable during the Special Rate Period (as defined therein).